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On May 10, 2023, WisdomTree, Inc. (“WisdomTree” or the “Company”) hosted a conference call at 6:00 p.m. ET to discuss the details of a transaction resulting in the full resolution of WisdomTree’s contractual gold payments obligation to ETFS Capital Limited, which was announced by the Company earlier on May 10, 2023. A copy of the transcript of the conference call is set forth below.

WisdomTree, Inc. NYSE:WT

Special Call

Wednesday, May 10, 2023 11:00 PM GMT

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Contents

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WISDOMTREE, INC. SPECIAL CALL | MAY 10, 2023

Call Participants

EXECUTIVES

Bryan Joseph Edmiston

Chief Financial Officer

Jessica Zaloom

Head of Corporate

Communications & Public Relations

Jonathan Laurence Steinberg

Founder, CEO & Director

ANALYSTS

Brennan Hawken

UBS Investment Bank, Research Division

Michael J. Cyprys

Morgan Stanley, Research Division

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WISDOMTREE, INC. SPECIAL CALL | MAY 10, 2023

Presentation

Operator

Greetings, and welcome to the WisdomTree Business Update Call. [Operator Instructions] As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Jessica Zaloom, Head of Corporate Communications. Thank you. Ms. Zaloom, you may begin.

Jessica Zaloom

Head of Corporate Communications & Public Relations

Thank you. This presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the results discussed in forward-looking statements, including, but not limited to, the risks set forth in this presentation and in the Risk Factors section of WisdomTree’s annual report on Form 10-K for the year ended December 31, 2022, as amended. WisdomTree assumes no duty and does not undertake to update any forward-looking statements. Now it is my pleasure to turn the call over to WisdomTree’s CEO, Jonathan Steinberg.

Jonathan Laurence Steinberg

Founder, CEO & Director

Thank you, Jess. And I want to thank everyone who joined this call on such short notice, so we truly appreciate it. I think that the press release and the numbers speak for themselves, but I’m still going to ask Bryan to walk you through the transaction. So Bryan, why don’t you walk us through the numbers, please?

Bryan Joseph Edmiston

Chief Financial Officer

Thanks, Jon. I’m going to start with a quick reminder that the contractual gold payments were an obligation that we inherited in connection with the acquisition of our European business from ETFS. The obligation had previously required us to pay 9,500 ounces of gold per year through 2058, which would then reduce to approximately 6,300 ounces of gold per year continuing into perpetuity. The subsidiary of the World Gold Council ultimately received 2/3 of the gold payments, while an entity controlled by Graham Tuckwell, who’s also Chairman of ETFS, received the remaining 1/3. The expense associated with the gold payments were about $17 million in 2022 and approximately $4.5 million during the first quarter of 2023. We carried this obligation on our balance sheet at $180 million at March 31. Today, we fully resolved the obligation for approximately $137 million. Under the terms of the transaction, a subsidiary of the World Gold Council received about $4.4 million in cash and nonvoting preferred shares convertible into about 13.1 million shares of our common stock. The entity controlled by Graham Tuckwell received about $45.6 million in cash. The transaction generates roughly 15% EPS accretion versus the current 2023 consensus EPS estimates, $13 million of net income improvement and expands our operating margins by 530 basis points. We are, in effect, reducing our operating expenses by about $18 million per year by eliminating a payment obligation that was perpetual in nature. Settling this obligation, which has been confusing to analysts and investors cleans up our balance sheet, rises of the mark-to-market P&L volatility and is a positive development for strategic optionality and our multiple. Now let’s turn to the next slide where we’ve provided an illustrative comparison of our annualized Q1 results to annualize Q1 results adjusted for the buyout. Again, this — this is an illustrative example of the moving parts to the P&L before and after today’s transaction, which should assist our investors and analysts with updates to their models. A couple of things. The contractual gold payment expense is reduced to 0. We’re forecasting about a $2 million reduction in net interest income versus annualized Q1 levels as the $50 million cash payment was partially funded from our investment portfolio. We issued preferred stock that’s convertible into about 13.1 million new shares of common stock as part of the transaction. So those are being added to our diluted shares outstanding. We’re also increasing our diluted shares by approximately 1.5 million under the premise that this accretive transaction will impact the number of shares we ultimately issue in connection with our convertible notes that mature in June. As illustrated, the pro forma scenario showed 17% accretion versus

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WISDOMTREE, INC. SPECIAL CALL | MAY 10, 2023

annualized Q1 levels. However, compared to current Street models, we’re estimating about 15% accretion versus 2023 estimates. Keep in mind, this slide is for illustrative purposes only and uses an annualized version of our recently reported Q1 results. So when you recently updated guidance around compensation and interest expense as discussed during our Q1 earnings call is not included in the illustration. With that, let me open it up to questions.

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WISDOMTREE, INC. SPECIAL CALL | MAY 10, 2023

Question and Answer

Operator

Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] And our first question is from Brennan Hawken with UBS.

Brennan Hawken

UBS Investment Bank, Research Division

You touched on this a bit in the prepared remarks saying that it was partially, $50 million cash was partially funded from the investment portfolio. But where is the $50 million being sourced from? And how should we be thinking about that as far as the balance sheet goes.

Jonathan Laurence Steinberg

Founder, CEO & Director

Bryan?

Bryan Joseph Edmiston

Chief Financial Officer

Yes, I got it. So I mean, the $50 million was sourced from just cash we had on hand, a combination of cash and securities that we had on hand. It doesn’t change our balance sheet profile at all, no incremental debt being added to the balance sheet. The deferred obligation is coming off the balance sheet. So it cleans that up, but it was purely a use of cash on hand, including from our investments.

And that’s — sorry, and that’s just — that’s one of the reasons why in the illustration, we’re suggesting that we take our interest income down a little bit versus where we were in Q1.

Brennan Hawken

UBS Investment Bank, Research Division

Yes. Perfectly sensible. Thanks for that. Actually, kind of curious, this is, of course, tied to the acquisition of ETF Securities, and there is currently a proxy indication out there from that same entity. So there’s been a bit of back and forth, but just curious what your updated views are on that proxy proposal and whether or not this development plays in at all to any of those dynamics in how we should think about the potential for Board composition or any other strategic implications?

Jonathan Laurence Steinberg

Founder, CEO & Director

So this is Jon. I’ll take that question. No, from — I would consider these very separate. So this was dealing solely with the gold royalty obligation. We’ve resolved it, and we’ll see how the proxy situation plays out, but you can’t tie them to.

Brennan Hawken

UBS Investment Bank, Research Division

Okay. Fine. Fair enough. One then follow-up question, Jon, I believe you guys have been on the record saying that your — you don’t necessarily believe that the board members that are proposed would enhance the Board. Could you give maybe a little bit more specificity and color around what drives that decision just so we can help understand your perspective a bit better?

Jonathan Laurence Steinberg

Founder, CEO & Director

What I would say is WisdomTree is a highly functioning organization. We do more on less people than any other asset manager, I think, in the world. We have a tremendous culture and there’s trust at every level of the organization. I think that we have the skills. We have in our DNA, the asset management skills that obviously, we couldn’t raise $6 billion in the quarter if we didn’t have asset management shops. You could see by some of the

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WISDOMTREE, INC. SPECIAL CALL | MAY 10, 2023

recent additions to the Board where we took our most recent director, Daniela, came with a background from payments from Visa and PayPal. On this year’s slate, we’ve added 1 new director candidate, [ Shamla ], who’s got a background in information security coming as the Chief Information and Trust Officer at IBM, Her background in cyber and digital transformation is on par with anyone in the world. I think that we’re trying to strategically build out diversification of backgrounds to work with our core historical strength in asset management. And we did keep from the — from last year’s cooperation agreement, Lynn Blake was one of last year’s — the candidates from the proxy contest that we agreed to take on and we kept her. You’ll know that the Board unanimously supported, including Debbie Fuhr, unanimously supported the Board and the strategy. So I think we’re operating at an incredibly high efficiency level and we’re just of the mind that the activist group is not constructive, not as constructive as what we bring to the table. But obviously, the shareholders will vote their opinion come June.

Operator

[Operator Instructions] Our next question comes from Michael Cyprys with Morgan Stanley.

Michael J. Cyprys

Morgan Stanley, Research Division

Just digging in around the timing. Just curious why now for resolving this. And congratulations for getting this done. This has been going on for years, having this out there. What’s led you to sort of resolve this now? What challenges have you had to overcome? And how are you able to sort of bridge the divide there?

Jonathan Laurence Steinberg

Founder, CEO & Director

Great question, Mike. So the truth is we took the proxy contest and made it very constructive. So when it became apparent last year that there was going to be a proxy challenge or there was difficulty between us and Graham Tuckwell, — we, management, reached out to the World Gold Council. And for the last 6 or 8 months have been nurturing that relationship. And what we wanted to say to them basically was we’d like to really more formally establish connectivity with you and not go through Graham Tuckwell, --and I said, really, we want to apologize in advance of a proxy fight. We’re going to bring attention to this agreement because this agreement highlights the conflicts that Graham Tuckwell brings to the Board or to the organization. What the proxy contest gave us was, for the first time ever, leverage over the World Gold Council, and we were able to bring them to a very constructive multiple. I think if you were to --if they were to — I think it’s well below anything that they had historically thought they would get with selling this back to us. And so we were able to get them to a constructive multiple. And because we were in the middle of a proxy contest, I think we sort of boxed Graham Tuckwell in, and he just had to accept it. But in his wildest dreams, I don’t think he ever thought he’d be selling to us this royalty at a single-digit multiple. So I think it’s a tremendous crew for the company and very, very constructive. And so that’s why, Mike, why now? We used something that was difficult to proxy to a great advantage.

Michael J. Cyprys

Morgan Stanley, Research Division

And your point on the valuation, that’s just because it was on the balance sheet for $180 million, but you sold it for less than the liability was valued on your balance sheet at $137 in terms of the settlement. Is that what you’re getting out there?

Jonathan Laurence Steinberg

Founder, CEO & Director

Yes. That’s right. And — accretive deal. I mean, not easy to do. If you think about — we bought ETF securities, let’s say, we bought 85% of it when we announced the transaction in 2018. And then we announced at the time that it was a 40% accretion. What we’ve done now is we cleaned up the stub piece, the remaining 15% — at a 15% accretion level, so very constructive. But this cleaned up something, it was a very unusual relationship that we inherited, and we inherited with our eyes wide open, but it was really structured in a very one-sided way. It was very inflexible from WisdomTree’s

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WISDOMTREE, INC. SPECIAL CALL | MAY 10, 2023

perspective. And so with this transaction, we’ve cleaned up the balance sheet, you won’t see the volatility in our GAAP earnings. It was accretive, expands our margin. And for the analysts on the phone who in your thesis since that WisdomTree, if we’re not successful, will be acquired. I would say that the way this agreement was structured, it had a dampening effect. There was a liability on our books for roughly $130 million that went out in perpetuity. And that’s just a chilling uncomfortable fact — now the truth is it was backed solely by the funds, but still, it was unpleasant. So cleaning this up, I think, is immensely constructive. And from everywhere, I mean, what we’re hoping from this call that the analysts will take up their estimates because of the strength of Q1, that you’ll take up the estimates because of the 15% accretion today. And quite frankly, that you put a higher multiple on the stock because of how we cleanse the business. And for those of you that think that WisdomTree makes an attractive takeout, we have an active proxy fight, and this liability was an impediment. So I think in every sense of the word, there’s no negative to what we just announced. It’s pure positive for the shareholders.

Michael J. Cyprys

Morgan Stanley, Research Division

And just a cleanup question, if I could. So the $50 million cash payment there. Maybe, Bryan, you could talk a little bit about the movements on the balance sheet. I think you had $119 million of cash, $130 million investment portfolio. Maybe you can remind us what was in the investment portfolio and then how much of the cash and investment balance is earmarked for debt payment this year? How to think about how much is excess now with $50 million coming down here?

Bryan Joseph Edmiston

Chief Financial Officer

Yes. So the investment portfolio is principally agency-type positions, U.S. treasuries, USFR, that kind of stuff, low risk, fixed income instruments. We have $60 million — so we’re down $50 million in cash versus where we were at the end of the quarter. And we have another $60 million in connection with the maturing notes in June, $60 million maturing this June.

Jonathan Laurence Steinberg

Founder, CEO & Director

So all in — reduction of cash of about $110 million.

Operator

There are no further questions at this time. I would like to turn the floor back over to CEO, Jonathan Steinberg for closing comments.

Jonathan Laurence Steinberg

Founder, CEO & Director

Thank you. So I would like to reiterate, though, we reported first quarter earnings a couple of weeks ago. We reported $6.3 billion of net inflows, best-in-class organic growth, expanding margins. Today, we enhanced our margins by another 530 basis points Today, we’ve added more to the earnings, organic growth of the organization by taking in this liability on such constructive terms. So I’m hoping that you, the analysts will come back with up in your estimates and upping your multiple, WisdomTree has never been stronger and never has been in a more positive position relative to our competitors. So I think this call — there’s nothing negative in today’s announcement. It’s pure upside. And I don’t think anyone in the Street expected it to happen. So hopefully, you guys get behind us. So thank you for your attention, and thank you for joining us on such short notice, everybody.

Operator

This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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WISDOMTREE, INC. SPECIAL CALL | MAY 10, 2023

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